Exhibit 99
DEARBORN BANCORP REPORTS
NON-CASH ACCOUNTING CHARGES FOR GOODWILL
AND INTANGIBLES
     DEARBORN, Michigan, December 31, 2008 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Fidelity Bank, has reported that it has completed its annual impairment analysis of Goodwill and Other Intangibles as required under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” based on a valuation date of October 31, 2008. As a result, the Company will take a pre-tax non-cash impairment charge of approximately $34,028,000 against goodwill and a pre-tax non-cash impairment charge of approximately $5,573,000 against Core Deposit Intangibles and Borrower Relationship Intangibles in the Fourth Quarter of 2008.
     Michael J. Ross, President and Chief Executive Officer of both the Company and Bank issued this report and commented, “These non-cash impairment charges do not affect the Company’s cash balances, liquidity or operations. Moreover, the charges will not have a negative impact on the Company’s tangible capital and regulatory capital ratios. The Company will maintain a ‘well capitalized’ regulatory capital rating after the charges. Tax effects of the impairment charges are expected to provide additional improvement to regulatory capital in future reporting periods.”
     Ross continued, “These charges will align the book value of the Company more closely with its tangible value as defined by total capital less intangible assets. The current market price of the Company’s stock indicates that shareholders may have already discounted the value of its intangible assets.”
     Ross concluded, “Above all, the charges will have no impact whatsoever on the Company’s ability to continue to serve its customers at the high level that they expect and deserve.”
     How does this effect Dearborn’s Financial Statements?
     In 2004, the Company acquired the Bank of Washtenaw and, in 2007, the Company acquired Fidelity Bank at the then fair value which represented a premium over the then book value, which was considered a common practice at the time. The Company recorded goodwill of $5,473,000 for Washtenaw and $28,555,000 for Fidelity. Like most publicly traded financial institutions, the Company recently experienced a significant decline in its stock price and market capitalization, experienced declining profits associated with changes in economic conditions, and has seen comparable banks sell at below book value prices. As a result of the formal evaluation, the Company’s goodwill is impaired in its entirety.
     Upon the acquisition of Washtenaw in 2004, the Company recorded a core deposit intangible of $929,000. The amortized book value of $470,000 was evaluated and, the evaluation calculated an estimated value of $264,000 at October 31, 2008, under SFAS No. 144. A borrower relationship intangible of $1,620,000 was recorded in 2004. At October 31, 2008, the amortized book value was $1,124,000, which now has an estimated fair value of $318,000 under SFAS 144.

     Upon the acquisition of Fidelity in 2007, the Company recorded a core deposit intangible of $6,863,000. The amortized book value of $5,484,000 was evaluated and, the evaluation calculated an estimated value of $2,493,000 at October 31, 2008, under SFAS No. 144. A borrower relationship intangible of $3,558,000 was recorded in 2007. At October 31, 2008, the amortized book value was $3,087,000, which now has an estimated fair value of $1,517,000 under SFAS 144.
     As of October 31, 2008, Total Other Intangibles before recognition of the impairment charge were reported at $10,165,000. During the Fourth Quarter, the Company will recognize a non-cash impairment charge of approximately $5,573,000, leaving a net book value of $4,592,000 to be amortized over no more than 11 years, the expected life of the remaining intangible assets. Factors which contributed to the impairment include deposit run-off, numerous interest rate changes, a shift of customers from money market accounts to time certificates, and a weakening economy. As of the date of this release, management continues to monitor the factors listed above for evidence of further impairment of other intangibles. Management does not believe any additional impairment is evident at this time.
     What is Goodwill?
     When a company acquires a business, the purchase price is allocated among the various components of the acquired business. This allocation is based on the fair value of the underlying assets and liabilities. If the purchase price is higher than the fair market value of the acquired business’s identifiable net assets, the excess purchase price is recorded as goodwill. The accounting treatment is mandated under SFAS No. 141 and 142.
     What is Goodwill Impairment Charge?
     Impairment charge is the term for writing off goodwill. Under the accounting principles, all goodwill must be tested (at least annually) to determine if the recorded value of the goodwill is greater than the implied fair value. If the implied fair value is less than the carrying value, the goodwill is deemed “impaired” and must be charged off. This charge reduces the value of goodwill to the implied fair market value and represents a non-cash charge. The analysis of impairment was completed after conducting an impairment analysis of other long-lived assets as required by SFAS Nos. 142 and 144 as discussed below. The analysis of goodwill was completed by developing the implied fair value of the Company’s equity utilizing three different evaluation methods as follows:
1)	Discounted cash flow analysis of future earnings;

2)	Publicly traded company method, based primarily by the Company’s stock price and the market capitalization of comparable companies; and
3)	Comparable transaction method, based primarily on the equity value of the sale of other banks that have recently occurred.
This implied fair value of the Company was then allocated to the various assets and liabilities to arrive at the amount of impairment of the goodwill to be recognized.
     What are Other Intangibles?
     Core deposit intangibles are an asset, recognized apart from goodwill, in connection with the purchase of deposits of a financial institution. The core deposit intangible represents the present value of expected future earnings on core deposits acquired. Core deposits consist primarily of demand deposits including, non interest bearing checking and interest bearing checking, money market, and savings categories.

     Borrower relationship intangibles are the value of commercial loan customers related to value of maintaining the loan relationships and the amount of information available about the borrowers. The value of the borrower relationship intangible is also recognized apart from goodwill.
     The accounting for the value of long-lived assets such as other intangibles is mandated under SFAS Nos. 142 and 144.
     What are Other Intangible Impairment Charges?
     Core deposit intangible impairment occurs when the present value of expected future earnings attributed to maintaining the core deposit base diminish.
     Borrow relationship intangible impairment occurs when the present value of estimated future earnings attributed to maintaining the borrower relationship diminish.
     Financial Summary

	Balances		Anticipated
	Reported at		Balance at
(In dollars, except share data)	10/31/2008	Impairment	12/31/2008
Goodwill	$34,028,000	$(34,028,000)	$0
Borrower Relationship Intangible	5,178,000		5,178,000
Amortization of Borrower Relationship Intangible	(967,000)		(967,000)
Impairment of Borrower Relationship Intangible		(2,376,000)	(2,376,000)

Borrower Relationship Intangible (net of amortization and impairment)	4,211,000		1,835,000
Core Deposit Intangible	7,792,000		7,792,000
Amortization of Core Deposit Intangible	(1,838,000)		(1,838,000)
Impairment of Core Deposit Intangible		(3,197,000)	(3,197,000)

Core deposit Intangible (net of amortization and impairment)	5,954,000		2,757,000
Total Other Intangible Assets	10,165,000	(5,573,000)	4,592,000

Goodwill and Other Intangible Assets	$44,193,000	$(39,601,000)	$4,592,000

Charges to operations (pre-tax)			$(39,601,000)
Less: tax effect			(13,464,340)

Effect on net income			$(26,136,660)

Weighted average number of share outstanding — basic and diluted, at December 31, 2008			7,919,739
Effect on net income per share — basic and diluted			$(3.30)

			Balance
Total Other Intangibles Detail	Balance		(net of amortization
(In dollars)	(net of amortization)		and impairment)
	10/31/2008	Impairment	12/31/2008
Borrower relationship intangible from acquisition of :
Bank of Washtenaw	$1,124,000	$(806,000)	$318,000
Fidelity Financial Corporation of Michigan	3,087,000	(1,570,000)	1,517,000

Total borrower relationship intangible	$4,211,000	$(2,376,000)	$1,835,000
Core deposit intangible from acquisition of:
Bank of Washtenaw	470,000	(206,000)	264,000
Fidelity Financial Corporation of Michigan	5,484,000	(2,991,000)	2,493,000

Total core deposit intangible	$5,954,000	$(3,197,000)	$2,757,000

Total intangible assets	$10,165,000	$(5,573,000)	$4,592,000

     Dearborn Bancorp, Inc. is a registered bank holding company. Its sole subsidiary is Fidelity Bank. The Bank operates 19 offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. Its common shares trade on the Nasdaq Global Market under the symbol DEAR.
CONTACT: Michael J. Ross, President & CEO, at (313) 565-5700 or Jeffrey L. Karafa, CFO, at (313) 381-3200.

Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise. Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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